Exhibit 99.B(d)(79)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

SEI INSTITUTIONAL MANAGED TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Managed Trust between WestEnd Advisors LLC (the “Sub-Adviser”) and SEI Investments Management Corporation (the “Adviser”), is made effective as of the 24th day of June 2011.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of December 10, 2010 as amended March 23, 2011 (the “Agreement”); and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to make purchase or sale recommendations for the Assets of a Fund, with those recommendations executed as appropriate by the Adviser or other another sub-adviser to the Fund (the Adviser in such capacity and such other sub-adviser are individually and collectively referred to as the “Overlay Manager”) as designated on Schedule A, attached hereto; and

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.                                       Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.                                       Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.                                       Duties of the Sub-Adviser With Respect to a Model Portfolio

(a)                                  With respect to a Fund for which the Sub-Adviser makes purchase or sale recommendations for the Assets of the Fund with those recommendations executed as appropriate by the Overlay Manager, as designated on Schedule A attached hereto:

(i)                                     Sections 1(c) and 1(k) of the Agreement are inapplicable.

(ii)                                  Section 1(a) of the Agreement is replaced in its entirety with the following:

Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”) by recommending the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each

Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                  The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, recommend from time to time what Assets should be purchased, retained or sold by the Fund.

(iii)                             Section 1(e) of the Agreement is replaced with the following:

(e)                                  The Assets of the Fund shall be held by the Fund’s custodian.  The Sub-adviser shall at no time have custody or physical control of the Assets.  In addition, the Sub-Adviser shall not be liable for any act or omission of the custodian.

(iv).                           The following section is added to the Agreement.

Additional Duties of the Sub-Adviser.  In connection with its duty to recommend the purchase, retention and disposition of the Assets of the Fund, subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall also provide the following investment advisory services with respect to the Assets:

(a)                                  provide such recommendations with respect to the purchase, retention and disposition of the Assets of the Fund to the Overlay Manager in the form of a model portfolio or otherwise as appropriate (a “Model Portfolio”)  at such times and in such manner as the Adviser requests.  Sub-Adviser acknowledges that Sub-Adviser’s investment recommendations will be implemented by the Overlay Manager with only limited authority to vary from such recommendations.

(b)                                 review the composition of the Assets in the Model Portfolio developed by the Sub-Adviser in light of the Prospectus and any instructions or directions given by the Adviser, and promptly report to the Adviser in the event that the investments in the Model Portfolio do not fully comply with any of the foregoing;

(c)                                  while it is expected that the Overlay Manager will execute all transactions within the Fund, if the Overlay Manager is unable to execute a purchase transaction with respect to the Model Portfolio, or is unable to execute a sale transaction with respect to the Model Portfolio, then at the Adviser’s request, the Sub-Adviser will use best efforts to assist the Overlay Manager in executing such transaction in accordance with the terms of this Agreement.

(d)                                 with respect to the Assets, the Overlay Manager will determine the timing and the manner of executing transactions within the Fund pursuant to the Sub-Adviser’s Model Portfolio.  The Sub-Adviser shall not be responsible for the timing or the manner of transactions executed by the Overlay Manager.  The Sub-Adviser shall not be responsible for compliance violations or variations from the Prospectus or the Adviser’s instructions or directions that result from the manner in which the Overlay Manager either executes or fails to execute the Model Portfolio.  The Adviser shall provide to the Sub-Adviser such reports or other information as the Sub-Adviser reasonably requests to assist the Sub-Adviser in providing the Sub-Adviser’s advisory services specified in this Agreement.

(e)                                  Sub-Adviser shall have no obligation to file with respect to the Assets any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  Such reports with respect to the Assets shall be filed by the Adviser or the Overlay Manager.

4.                                       Schedule A of the Agreement is deleted and replaced with Schedule A, attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	WestEnd Advisors LLC

By:	By:
/s/ Greg McIntire	/s/ Robert L. Pharr

Name:	Name:
Greg McIntire	Robert L. Pharr

Title:	Title:
Vice President	Managing Partner, Chief Investment Officer

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

WestEnd Advisors LLC

As of December 10, 2010, as amended March 23, 2011 and June 24, 2011

SEI INSTITUTIONAL MANAGED TRUST

Large Cap Fund

Sub-Advisory Services Pursuant to a Model Portfolio

Tax-Managed Large Cap Fund